Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

S&T Bancorp, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements Nos. 333-161444, 333-157297, 333-156555, 333-113714, and 333-108174 on Form S-3 and Nos. 333-156541, 333-111557, 333-69403, and 333-48549 on Form S-8 of S&T Bancorp, Inc. and subsidiaries of our reports dated March 15, 2011, with respect to the consolidated balance sheets of S&T Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of S&T Bancorp, Inc. and subsidiaries. Our report dated March 15, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that S&T Bancorp, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria as discussed in the Management’s Report on Internal Control Over Financial Reporting.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 15, 2011